Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES 2006 RESULTS

DALLAS, TEXAS, March 12, 2007…EXCO Resources, Inc. (NYSE: XCO) today announced record operating results for 2006.

Comparisons in this release are made against 2005 results which combine a predecessor period prior to an equity restructuring on October 3, 2005, and a successor period subsequent thereto.  The non-GAAP combined 2005 is referred to herein as “combined 2005”.  See the accompanying tables for calculations regarding the combined 2005 results and other non-GAAP measures.

Oil and natural gas revenue for 2006 was $355.8 million, a 75% increase over combined 2005.  Adjusted EBITDA, a non-GAAP measure, was $286.7 million, a 122% increase over combined 2005, and net income from continuing operations was $139.0 million in 2006 with earnings per diluted share of $1.41 per share.  Results were impacted by $169.2 million in non-cash gains from derivative financial instruments in 2006 compared with $92.5 million in non-cash losses in 2005.

EXCO’s production for 2006 was 44.1 Bcf of natural gas and 916 Mbbls of oil for total equivalent production of 49.6 Bcfe, a 111% increase over combined 2005.  Average natural gas and oil prices for 2006, excluding the effects of derivative financial instruments, were $6.77 per Mcf and $62.27 per barrel compared with combined 2005 prices of $8.58 per Mcf and $53.35 per barrel.  Average daily production increased throughout the year due to acquisitions and development drilling.  December 2006 daily production was 200.0 Mmcfe/day compared to December 2005 daily production of 65.9 Mmcfe/day, an increase of 203%.  Lease operating expenses for 2006 were approximately $0.94 per Mcfe vs $0.85 per Mcfe for combined 2005.  Production and ad valorem tax rates were approximately 6.3% for 2006 compared to 5.4% for combined 2005 due to increased production in areas with higher tax rates (Texas, North Louisiana and Oklahoma).  General and administrative expenses, net of overhead reimbursement, increased to $41.2 million, or $0.83 per Mcfe produced.  Results for 2006 were impacted by unusual general and administrative expenses totaling $9.2 million, of which $7.6 million were expensed in the fourth quarter.

As a result of the equity restructuring in October 2005, which resulted in a revaluation of our balance sheet, and substantial acquisition activity in 2006, our depreciation, depletion and amortization rate increased to $2.74 per Mcfe compared to $1.65 per Mcfe in combined 2005.

In the fourth quarter of 2006, our oil and natural gas revenues were $121.1 million, on production volumes of 18.3 Bcfe, consisting of 16.5 Bcf of natural gas and 304 Mbbls of oil.  The revenues and production volumes represent a substantial increase over the fourth quarter of 2005 due to acquisitions made during 2006, particularly the Winchester acquisition that closed at the beginning of the quarter.  Our adjusted EBITDA was $97.6 million in the fourth quarter of 2006.  Net loss, including non-cash gains from derivative financial instruments of $4.6 million, was $1.0 million, or a $0.01 loss per diluted share.  Fourth quarter results were impacted by unusual general and administrative expenses of $7.6 million, related to legal and project-oriented costs.

EXCO’s proved reserves at December 31, 2006, calculated using a year-end spot price for natural gas of $5.64 per Mcf and an oil price of $60.82 per barrel, were 1,224 Bcfe (92% natural gas) compared to 442 Bcfe (91% natural gas) at year-end 2005 (when the spot price was $10.08 per Mcf and $61.03 per barrel).  The proved developed component of our year-end 2006 reserves was 60% of the total.  The increase in reserves resulted from our acquisition program and successful drilling results.

In 2006, we drilled 373 gross (301.1 net) wells.  This drilling included 6 gross (2.6 net) dry holes, resulting in a 98.4% drilling success rate for 2006.  We added 92.9 Bcfe of net reserves through extensions and discoveries.  Based on our spending of $194.3 million to drill and complete our wells, the resulting finding cost was $2.09 per Mcfe.  At year end, we had 15 gross (10.1 net) wells being drilled across the portfolio.  Overall capital spending, exclusive of acquisitions and technology capital, totaled $214.3 million in 2006.

Inclusive of the previously announced acquisitions from Anadarko Petroleum Corporation, discussed below, the pro forma approved capital budget for 2007 totals $405.0 million, comprised of $346.7 million for drilling and completion, $28.3 million for operations capital, $11.9 million for midstream capital, $8.2 million for exploitation capital, and $9.9 million for information technology and corporate expenditures.  The drilling program is forecast to drill and complete 576 gross (446 net) wells.  Of the wells, 271 (257.5 net) are in Appalachia, 136 gross (95.2 net) are in East Texas/North Louisiana, 92 gross (44.2 net) are in the Permian area, 69 gross (38.0 net) are in the Mid-Continent, and the remainder are in the Rockies and Gulf Coast regions.  Actual capital expenditures for the year will be affected by the closing dates of the pending acquisitions from Anadarko.

We replaced 1,575% of production during 2006, including 187% through drilling.  The PV-10, a non-GAAP measure, of our future cash flows at December 31, 2006 was $1.6 billion, based on year end spot prices.  For comparative purposes, our PV-10 using spot prices of $8.00 per Mcf and $60.00 per barrel would have been $2.7 billion.  Our average reserve life is 16.8 years and we have 5,100 identified drilling locations.

                During 2006, the following significant transactions were completed by EXCO:

•                  February 2006 — Completed initial public offering with net proceeds of $662.2 million.

•                  February 2006 — Completed the acquisition of TXOK Acquisition, Inc. for $665.1 million.

•                  April 2006 — Completed the acquisition of Power Gas Marketing and Transmission, Inc. for $113.0 million.

•                  Various 2006 — Completed five property acquisitions for $221.1 million.

•                  October 2006 — Completed the acquisition of Winchester Energy Company, Ltd. for $1.1 billion.

In December 2006, EXCO entered into a purchase agreement to acquire the Vernon field assets, located in Jackson Parish, Louisiana, for $1.6 billion from Anadarko Petroleum Corporation.  On February 1, 2007, EXCO executed an agreement to acquire certain Mid Continent and Gulf Coast assets, located primarily in Western Oklahoma and South Texas, from Anadarko for $860.0 million.  These two pending acquisitions are expected to close in March and early May 2007, respectively.

Douglas H. Miller, Chairman and Chief Executive Officer of EXCO, commented on the 2006 EXCO results as follows:

“2006 was an outstanding year for EXCO.  With the IPO early in the year and some $2.1 billion in acquisitions that we closed, EXCO experienced substantial growth during the year, increasing our proved reserves by 2.8 times, almost doubling our oil and natural gas revenues and more than doubling our book assets.  We expect even more growth in 2007 as evidenced by $2.5 billion of acquisitions announced and progressing toward closing.  Our daily oil and natural gas production with the new acquisitions will be in excess of 450 Mmcfe/day and our proved reserves will exceed 2 Tcfe.  In addition to our acquisition activity, we expect to drill nearly 600 wells in 2007, primarily developing the assets we own and are acquiring.  Our success can be attributed to our dedicated and motivated employees, which will soon number almost 600, and our tremendous investor and lender groups.”

Financial information presented in this press release includes two separate periods of accounting.  Information related the period from January 1, 2005 to October 2, 2005 is referred to as the predecessor period.  The predecessor period represents the accounting period following the going private transaction on July 29, 2003 up to the Equity Buyout on October 3, 2005.  The periods subsequent to October 2, 2005, including the three and twelve months ended December 31, 2006, are referred to as the successor period.

EXCO will host a conference call on Tuesday, March 13, 2007 at 9:00 a.m. (CDT) to discuss the contents of this release and respond to questions.  Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 2368747.  The conference call will also be webcast live on EXCO’s website at http://www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website on Monday, March 12, 2007, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., March 20, 2007.  Please call (800) 642-1687 and enter conference ID# 2368747 to hear the recording.  A digital recording of the conference call will also be available on EXCO’s website.

EXCO Resources, Inc. is and oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

EXCO Resources, Inc.

Consolidated balance sheets

	December 31,
(in thousands)	2005	2006

Assets
Current assets:
Cash and cash equivalents	$226,953	$22,822
Accounts receivable:
Oil and natural gas sales	36,895	84,078
Joint interest	1,081	14,902
Canadian income taxes receivable	18,483	—
Interest and other	12,189	12,199
Related party	2,621	—
Deferred income taxes	29,968	—
Deferred costs of initial public offering	3,380	—
Oil and natural gas derivatives	—	91,614
Other	10,955	11,095
Total current assets	342,525	236,710

Investment in TXOK Acquisition, Inc.	20,837	—
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	53,121	297,919
Proved developed and undeveloped oil and natural gas properties	873,595	2,492,863
Accumulated depreciation, depletion and amortization	(13,281)	(142,591)
Oil and natural gas properties, net	913,435	2,648,191
Gas gathering assets	27,028	203,537
Accumulated depreciation, depletion and amortization	(333)	(4,181)
Gas gathering assets, net	26,695	199,356
Office and field equipment, net	6,576	14,805
Advance on pending acquisition	—	80,000
Oil and natural gas derivatives	—	41,469
Deferred financing costs, net	—	15,929
Goodwill	220,006	470,077
Other assets	419	520
Total assets	$1,530,493	$3,707,057

EXCO Resources, Inc.

Consolidated balance sheets

	December 31,
(in thousands, except per share data)	2005	2006

Liabilities and shareholders’ equity
Current liabilities:
Interim bank loan	$350,000	$—
Accounts payable and accrued liabilities	25,182	54,402
Accrued interest payable	23,779	36,000
Revenues and royalties payable	11,266	53,994
Income taxes payable	901	89
Deferred income taxes payable	—	32,639
Current portion of asset retirement obligations	1,408	1,579
Current portion of long-term debt	—	6,500
Oil and natural gas derivatives	53,189	5,721
Total current liabilities	465,725	190,924
Long-term debt, net of current portion	461,802	2,081,653
Asset retirement obligations and other long-term liabilities	15,766	57,570
Deferred income taxes	134,912	166,136
Oil and natural gas derivatives	81,406	30,924
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $.001 par value; Authorized shares - 10,000; none issued	—	—
Common stock, $.001 par value; Authorized shares - 250,000; Issued and outstanding shares-50,000 at December 31, 2005 and 104,162 at December 31, 2006	50	104
Additional paid-in capital	354,482	1,024,442
Retained earnings	16,350	155,304
Total shareholders’ equity	370,882	1,179,850
Total liabilities and shareholders’ equity	$1,530,493	$3,707,057

EXCO Resources, Inc.

Consolidated statements of operations

	Predecessor		Successor
		For the 275 day	For the 90 day
		period from	period from
		January 1, 2005	October 3, 2005
	Year ended	to	to	Year ended
(in thousands, except per share data)	December 31, 2004	October 2, 2005	December 31, 2005	December 31, 2006

Revenues and other income:
Oil and natural gas	$141,993	$132,821	$70,061	$355,780
Gains (losses) on derivative financial instruments	(50,343)	(177,253)	(256)	198,664
Other income	1,184	7,096	2,374	5,005
Total revenues and other income	92,834	(37,336)	72,179	559,449
Cost and expenses:
Oil and natural gas production	28,256	22,157	8,949	68,874
Depreciation, depletion and amortization	28,519	24,687	14,071	135,722
Accretion of discount on asset retirement obligations	800	617	226	2,014
General and administrative (includes $44.1 million, $2.2 million, and $6.5 million of non-cash compensation expense for the period from January 1, 2005 to October 2, 2005, the period from October 3, 2005 to December 31, 2005, and the year ended December 31, 2006, respectively)	15,466	89,442	6,375	41,206
Interest	34,570	26,675	19,414	84,871
Total cost and expenses	107,611	163,578	49,035	332,687
Equity in net income of TXOK Acquisition, Inc	—	—	837	1,593
Income (loss) before income taxes	(14,777)	(200,914)	23,981	228,355
Income tax expense (benefit)	5,126	(63,698)	7,631	89,401
Income (loss) before discontinued operations	(19,903)	(137,216)	16,350	138,954
Discontinued operations:
Income (loss) from operations	36,274	(4,403)	—	—
Gain on disposition of Addison Energy Inc.	—	175,717	—	—
Income tax expense (benefit)	10,358	49,282	—	—
Income from discontinued operations	25,916	122,032	—	—
Net income (loss)	$6,013	$(15,184)	$16,350	$138,954
Earnings per share:
Basic
Net income (loss) from continuing operations.	$(0.17)	$(1.18)	$0.35	$1.44
Net income (loss)	$0.05	$(0.13)	$0.35	$1.44
Weighted average common shares outstanding	115,947	116,504	47,222	96,727
Diluted
Net income (loss) from continuing operations	$(0.17)	$(1.18)	$0.35	$1.41
Net income (loss)	$0.05	$(0.13)	$0.35	$1.41
Weighted average common and common equivalent shares outstanding	115,947	116,504	47,222	98,453

EXCO Resources, Inc.

Consolidated statement of cash flows

	Predecessor		Successor
		For the 275 day	For the 90 day
		period from	period from
		January 1, 2005	October 3, 2005
	Year ended	to	to	Year ended
(in thousands)	December 31, 2004	October 2, 2005	December 31, 2005	December 31, 2006

Operating Activities:
Net income (loss)	$6,013	$(15,184)	$16,350	$138,954
Income from discontinued operations	(25,916)	(122,032)	—	—
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in net income of TXOK Acquisition, Inc.	—	—	(837)	(1,593)
Gain on sale of other assets	—	(373)	—	(89)
Depreciation, depletion and amortization	28,519	24,687	14,071	135,722
Stock option compensation expense	—	44,092	2,207	6,532
Accretion of discount on asset retirement obligations	800	617	226	2,014
Non-cash change in fair value of derivatives	24,260	114,410	(21,954)	(169,241)
Deferred income taxes	3,681	(59,467)	15,964	89,401
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	3,859	1,320	2,381	4,733
Proceeds from sale of Enron claim	4,750	—	—	—
(Gains losses from sales of marketable securities	(14)	3	—	—
Effect of changes in:
Accounts receivable	(2,487)	(24,512)	(2,533)	24,038
Other current assets	(1,307)	(369)	1,094	(3,727)
Accounts payable and other current liabilities	21,599	25,458	(18,792)	915
Net cash provided by (used in) operating activities of discontinued operations	54,771	(69,772)	—	—
Net cash provided by (used in) operating activities	118,528	(81,122)	8,177	227,659

Investing Activities:
Investment in TXOK Acquisition, Inc.	—	—	(20,000)	—
Acquisition of North Coast Energy, Inc., less cash acquired	(215,133)	—	—	—
Additions to oil and natural gas properties, gathering systems and equipment	(139,521)	(151,144)	(13,207)	(434,166)
Proceeds from disposition of property and equipment	51,865	46,010	(393)	5,824
Payment to TXOK Acquisition, Inc. for preferred stock redemptions	—	—	—	(158,750)
Cash acquired in acquisition of TXOK Acquisition, Inc	—	—	—	32,261
Acquisition of Power Gas Marketing & Transmission, Inc., net of cash acquired.	—	—	—	(61,776)
Acquisition of Winchester Energy Company, Ltd., net of cash acquired	—	—	—	(1,094,910)
Advance payment on pending acquisition	—	—	—	(80,000)
Proceeds from sale of Addison Energy Inc., net of cash sold of $1,415	—	443,397	—	—
Advances/investments with affiliates	—	—	20,000	—
Proceeds from sales of marketable securities	1,296	59	—	—
Net cash used in investing activities of discontinued operations	(79,983)	(442)	—	—
Other investing activities	—	—	263	—
Net cash provided by (used in) investing activities	(381,476)	337,880	(13,337)	(1,791,517)

Financing Activities:
Proceeds from long-term debt	546,350	41,300	9,999	1,884,250
Payments on interim bank loan	—	—	—	(350,000)
Payments on long-term debt	(158,070)	(148,247)	(15,279)	(776,849)
Proceeds from issuance of common stock, net of underwriters’ commissions and initial public offering costs	—	—	—	657,381
Principal and interest on notes receivable-employees	256	311	1,262	—
Settlement of derivative financial instruments on Power Gas Marketing & Transmission, Inc. acquisition	—	—	—	(38,098)
Deferred financing costs and other	(13,431)	—	—	(16,957)
Net cash provided by (used in) financing activities of discontinued operations	(91,397)	59,601	—	—
Net cash provided by (used in) financing activities	283,708	(47,035)	(4,018)	1,359,727
Net increase (decrease) in cash	20,760	209,723	(9,178)	(204,131)
Effect of exchange rates on cash and cash equivalents	(1,685)	—	—	—
Cash at beginning of period	7,333	26,408	236,131	226,953
Cash at end of period including cash of discontinued operations	26,408	236,131	226,953	22,822
Cash of discontinued operations at end of period	10,401	—	—	—
Cash at end of period	$16,007	$236,131	$226,953	$22,822

Supplemental Cash Flow Information:
Interest paid	$17,102	$33,099	$124	$65,378
Income taxes paid.	$—	$38,213	$15,500	$—
Value of shares issued in connection with redemption of TXOK Acquisition, Inc. preferred stock	$—	$—	$—	$4,667
Long-term debt assumed in TXOK Acquisition, Inc. acquisition	$—	$—	$—	$508,750
Long-term debt assumed in Power Gas Marketing & Transmission, Inc. acquisition	$—	$—	$—	$13,096

Supplemental non-cash investing:
Capitalized stock compensation	$—	$—	$1,034	$1,401

EXCO Resources, Inc.

Reconciliation of consolidated cash flow from operating activities

	Predecessor	Successor			Predecessor	Successor
	For the 275 day period from January 1, 2005 to October 2,	For the 90 day period from October 3, 2005 to December 31,	Non-GAAP combined	Year ended December 31,	For the 2 day period from October 1, 2005 to October 2,	For the 90 day period from October 3, 2005 to December 31,	Fourth quarter 2005 non-GAAP	Quarter ended December 31,
(in thousands)	2005	2005	2005	2006	2005	2005	combined	2006
Net cash provided by (used in) operations	$(81,122)	$8,177	$(72,945)	$227,659	$(278)	$8,177	$7,899	$54,765
Net change in working capital	(577)	20,231	19,654	(21,226)	(18,604)	20,231	1,627	476
Cash flow from operations before changes in working capital, non-GAAP measure	$(81,699)	$28,408	$(53,291)	$206,433	$(18,882)	$28,408	$9,526	$55,241

EXCO Resources, Inc.

Condensed consolidated EBITDA

and adjusted EBITDA reconciliations and

statement of cash flow data

	Predecessor	Successor			Predecessor	Successor
	For the 275 day	For the 90 day			For the 2 day	For the 90 day
	period from	period from			period from	period from
	January 1, 2005	October 3, 2005	Non-GAAP	Year ended	October 1, 2005	October 3, 2005	Fourth quarter	Quarter ended
	to October 2,	to December 31,	combined	December 31,	to October 2,	to December 31,	2005 non-GAAP	December 31,
(in thousands)	2005	2005	2005	2006	2005	2005	combined	2006

Net income (loss)	$(15,184)	$16,350	$1,166	$138,954	$(63,238)	$16,350	$(46,888)	$(966)
Interest expense	26,675	19,414	46,089	84,871	173	19,414	19,587	43,586
Income tax expense (benefit)	(63,698)	7,631	(56,067)	89,401	(9,688)	7,631	(2,057)	216
Depreciation, depletion and amortization	24,687	14,071	38,758	135,722	197	14,071	14,268	54,393
EBITDA(1)	(27,520)	57,466	29,946	448,948	(72,556)	57,466	(15,090)	97,229
Accretion of discount on asset retirement obligations	617	226	843	2,014	5	226	231	936
Non-cash change in fair value of derivative financial instruments	114,410	(21,954)	92,456	(169,241)	—	(21,954)	(21,954)	(4,623)
Commodity price risk management contracts termination expense	52,603	—	52,603	—	1	—	1	0
Stock based compensation expense	44,095	2,207	46,302	6,532	44,095	2,207	46,302	4,105
Equity in net income of TXOK Acquisition, Inc.	—	(837)	(837)	(1,593)	—	(837)	(837)	—
Non-recurring Equity Buyout options and other settlements	29,624	—	29,624	—	29,624	—	29,624	—
(Income) loss from discontinued operations	(122,032)	—	(122,032)	—	1	—	1	—
Adjusted EBITDA(1)	$91,797	$37,108	$128,905	$286,660	$1,170	$37,108	$38,278	97,647
Interest expense	(26,675)	(19,414)	(46,089)	(84,871)	(173)	(19,414)	(19,587)	(43,586)
Income tax expense (benefit)	63,698	(7,631)	56,067	(89,401)	9,688	(7,631)	2,057	(216)
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	1,320	2,381	3,701	4,733	6	2,381	2,387	228
Deferred income taxes.	(59,467)	15,964	(43,503)	89,401	—	15,964	15,964	216
Loss (gain) on disposition of property, equipment, and other assets	(373)	—	(373)	(89)	—	—	—	—
Changes in operating assets and liabilities	577	(20,231)	(19,654)	21,226	18,604	(20,231)	(1,575)	476
Commodity price risk management contracts termination expense	(52,603)	—	(52,603)	—	(1)	—	(1)	—
Non-recurring Equity Buyout options and other settlements	(29,624)	—	(29,624)	—	(29,624)	—	(29,624)	—
Net cash provided by (used in) operating activities of discontinued operations	(69,772)	—	(69,772)	—	—	—	—	—
Net cash provided by (used in) operating activities	$(81,122)	$8,177	$(72,945)	$227,659	$(330)	$8,177	$7,899	54,765

EXCO Resources, Inc.

Condensed consolidated EBITDA

and adjusted EBITDA reconciliations and

statement of cash flow data (continued)

	Predecessor	Successor			Predecessor	Successor
	For the 275 day	For the 90 day			For the 2 day	For the 90 day
	period from	period from			period from	period from
	January 1, 2005	October 3, 2005	Non-GAAP	Year ended	October 1, 2005	October 3, 2005	Fourth quarter	Quarter ended
	to October 2,	to December 31,	combined	December 31,	to October 2,	to December 31,	2005 non-GAAP	December 31,
(in thousands)	2005	2005	2005	2006	2005	2005	combined	2006

Statement of Cash Flow Data:
Cash flow provided by (used in):
Operating activities(2)	$(81,122)	$8,177	$(72,945)	$227,659	$(278)	$8,177	$7,899	$54,765
Investing activities	337,880	(13,337)	324,543	(1,791,517)	38	(13,337)	(13,299)	(1,265,231)
Financing activities.	(47,035)	(4,018)	(51,053)	1,359,727	—	(4,018)	(4,018)	1,210,597
Other Financial and Operating Data:
EBITDA(1)	(27,520)	57,466	29,946	448,948	(72,556)	57,466	(15,090)	97,229
Adjusted EBITDA(1)	91,798	37,108	128,906	286,660	1,171	37,108	38,279	97,647

(1)  Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization.  “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments, commodity price risk management contracts termination expense, stock based compensation expense and non-recurring cash-out of options in Equity Buyout and other settlements.  We have presented Adjusted EBITDA because it is the financial measure that is used in covenant calculations required under our credit agreement and compliance with the liquidity and debt incurrence covenants included in this agreement is considered material to us.  Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.  EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP.  EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities.  As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provide by operating activities or other similar GAAP measures.

(2)  Cash flow used in operating activities for the year ended December 31, 2006 includes $52.6 million related to the termination of derivative financial instruments.

EXCO Resources, Inc.

Summary operating data

	Non-GAAP			Non-GAAP
	combined			combined
	Year ended December 31,	Year ended December 31,	%	Quarter ended December 31,	Quarter ended December 31,	%
	2005	2006	Change	2005	2006	Change

Production:
Oil (Mbbls)	491	916	87%	119	304	155%
Natural gas liquids (Mbbls)	20	—	n/a	2	n/a	n/a
Gas (Mmcf)	20,482	44,123	115%	5,280	16,486	212%
Oil and natural gas (Mmcfe)	23,548	49,619	111%	6,006	18,310	205%

Average sales prices (before commodity price risk management activities):
Oil (per Bbl)	$53.35	$62.27	17%	$57.18	$55.19	-3%
Natural gas liquids (per Bbl)(1)	32.70	n/a	n/a	n/a	n/a	n/a
Gas (per Mcf)	8.58	6.77	-21%	12.22	6.33	-48%
Total production (per Mcfe)	8.62	7.17	-17%	11.89	6.62	-44%

Average costs (per Mcfe):
Oil, natural gas liquids and natural gas operating costs	$0.85	$0.94	11%	$0.93	$1.02	10%
Production and ad valorem taxes	0.47	0.45	-4%	0.59	0.45	-24%
General and administrative (2)	4.07	0.83	-80%	13.33	0.89	-93%
Depletion, depreciation and amortization	1.65	2.74	66%	2.38	2.97	25%

(1) Not material - During the quarter ended December 31, 2005 we discontinued the tracking of NGLs as a separate component of revenue. These revenues are now recorded as a component of natural gas sales.

(2) General and administrative expenses for the non-GAAP combined year ended December 31, 2005 and the non-GAAP combined quarter ended December 31, 2005 include $44.1 million of non-cash stock compensation and $29.6 million of costs from the cash out of stock options in the Equity Buyout transaction. Excluding these non-recurring costs, the general and administrative average cost would have been $0.88 per Mcfe for the non-GAAP combined year ended December 31, 2005 and $0.68 per Mcfe for the non-GAAP combined quarter ended December 31, 2005.

EXCO Resources, Inc.

Reconciliation of PV-10 to Standardized Measure

(in millions)

PV-10	$1,606.0
Future income taxes	(724.1)
Discount of future income taxes at 10% per annum	429.9
Standardized Measure	$1,311.8

The above table provides a reconciliation of our PV-10 to our Standardized Measure of December 31, 2006.

The PV-10 data used in this table is based on December 31, 2006 spot prices of $5.64 per Mmbtu for natural gas and $60.82 per Bbl for oil, in each case adjusted for historical differentials.  Market prices for oil and natural gas are volatile.  We believe that PV-10 before income taxes, while not a financial measure in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions because the tax characteristics of comparable companies can differ materially.  The total Standardized Measure for our Proved Reserves as of December 31, 2006 was $1.3 billion.  The Standardized Measure represents the PV-10 after giving effect to income taxes, and is calculated in accordance with SFAS No. 69 “Disclosures about Oil and Gas Producing Activities,” or SFAS No. 69.  The amount of estimated future abandonment costs, the PV-10 of these costs and the Standardized Measure were determined by us.